SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Northern Lights Fund Trust

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Ascendant Tactical Yield Fund

a series of

Northern Lights Fund Trust

17605 Wright Street

Omaha, Nebraska 68130

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held [ ], 2017

Dear Shareholders:

The Board of Trustees of Northern Lights Fund Trust (the “Trust”), an open-end management investment company organized as a Delaware statutory trust, has called a special meeting of the shareholders of Ascendant Tactical Yield Fund (the “Fund”) to be held at the offices of the Trust’s administrator, Gemini Fund Services, LLC, 80 Arkay Drive, Suite 110, Hauppauge, NY 11788, on [ ], 2017 at 10:00 AM, Eastern time, for the following purposes:

1. To approve a new investment subadvisory agreement between Ascendant Advisors, LLC and United Capital Financial Advisers, LLC with respect to the management of the Fund’s portfolio. Advisory fees and other fund fees and expenses are remaining the same.

2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Shareholders of record at the close of business on [ ], 2017 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on [ ], 2017.

A copy of the Notice of Shareholder Meeting, the Proxy Statement (including the proposed new investment advisory agreement) and Proxy Voting Ballot are available at proxyonline.com/docs/[ ].pdf.

By Order of the Board of Trustees

Kevin Wolf, Treasurer

[ ], 2017

YOUR VOTE IS IMPORTANT

To assure your representation at the meeting, please complete the enclosed proxy and return it promptly in the accompanying envelope, by calling the number listed on your proxy card, by faxing it to the number listed on your proxy card, or via internet as indicated in the voting instruction materials whether or not you expect to be present at the meeting. If you attend the meeting, you may revoke your proxy and vote your shares in person.

Ascendant Tactical Yield Fund

a series of

Northern Lights Fund Trust

with its principal offices at

17605 Wright Street

Omaha, Nebraska 68130

____________

PROXY STATEMENT

____________

SPECIAL MEETING OF SHAREHOLDERS

To Be Held [ ], 2017

____________

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees (the “Board” or the “Trustees”) of Northern Lights Fund Trust (the “Trust”) on behalf of Ascendant Tactical Yield Fund (the “Fund”), for use at a special meeting of shareholders of the Trust (the “Meeting”) to be held at the offices of the Trust’s administrator, Gemini Fund Services, LLC, 80 Arkay Drive, Suite 110, Hauppauge, NY 11788, on [ ], 2017 at 10:00 AM, Eastern time, and at any and all adjournments thereof. The Notice of Meeting, Proxy Statement, and accompanying form of proxy will be mailed to shareholders on or about [ ], 2017.

The Meeting has been called by the Board for the following purposes:

  To approve a new investment subadvisory agreement between Ascendant Advisors, LLC and United Capital Financial Advisers, LLC with respect to the management of the Fund’s portfolio. Advisory fees and other fund fees and expenses are remaining the same.

  To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on [ ], 2017 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof.

A copy of each Fund’s most recent annual and semi-annual report, including financial statements and schedules, is available at no charge by sending a written request to the applicable Fund, 80 Arkay Drive, Suite 110, Hauppauge, NY 11788 or by calling [ ].

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PROPOSAL I

APPROVAL OF A NEW INVESTMENT SUBADVISORY AGREEMENT BETWEEN

ASCENDANT ADVISORS, LLC AND UNITED CAPITAL FINANCIAL ADVISERS, LLC

Background

The primary purpose of this proposal is to enable United Capital Financial Advisers, LLC (“United Capital”) to serve as the investment subadviser to the Fund. AssetOne, LLC (“AssetOne”) currently serves as the Fund’s subadviser and has served in that capacity since the Fund’s inception in May 2015 pursuant to an investment subadvisory agreement with the Fund’s investment adviser, Ascendant Advisors, LLC (“Ascendant”). The owners of AssetOne have entered into an asset purchase agreement with United Capital whereby United Capital acquired substantially all of the assets of AssetOne (the “Transaction”). In connection with this acquisition, AssetOne transitioned all of its advisory agreements to United Capital, including the assignment of the investment subadvisory agreement between Ascendant and AssetOne with respect to the management of the Fund’s portfolio (the “Current Subadvisory Agreement”). The Transaction closed on May 12, 2017.

Under the Investment Company Act of 1940, as amended (the “1940 Act”), a transaction that results in the owner of more than 25% of the voting interests of an investment adviser reducing his or her interests to less than 25% is presumed to constitute an “assignment” of the adviser. The 1940 Act further states that an assignment of an investment adviser causes the adviser’s investment advisory agreement to be “assigned,” which results in the automatic termination of the agreement by the agreement’s terms as required by the 1940 Act. The Transaction, as described above, is presumed to constitute an “assignment” of AssetOne for purposes of the 1940 Act and will cause the “assignment” and resulting termination of the Current Subadvisory Agreement.

In order for United Capital to serve as the investment subadviser to the Fund, the Trustees are requesting that shareholders approve a new investment subadvisory agreement between Ascendant and United Capital (the “New Subadvisory Agreement”). Approval of the New Subadvisory Agreement will not raise the fees paid by the Fund or the Fund’s shareholders. Ascendant believes the Transaction will not result in any interruption or decrease in the quality of subadvisory services provided to the Fund. The Fund is currently managed and has been managed since its inception by Porter Landreth, a portfolio manager with AssetOne. After the Transaction, Mr. Landreth will continue to serve the Fund as its portfolio manager in his capacity as a portfolio manager with United Capital. There will be no changes to the Fund’s investment objectives, principal strategies or risks.

At a meeting on March 29-30, 2017 (the “Board Meeting”), the Board approved the New Subadvisory Agreement between the Ascendant and United Capital, subject to shareholder approval. The 1940 Act requires that investment advisory agreements such as the New Agreement be approved by a vote of a majority of the outstanding shares of the Fund. Therefore, shareholders are being asked to approve the proposed New Subadvisory Agreement.

At the Board Meeting, the Trustees also approved an interim subadvisory agreement between Ascendant and United Capital, with respect to the Fund (the “Interim Subadvisory Agreement”). The Interim Subadvisory Agreement allows United Capital to provide subadvisory services to the Fund after the completion of the Transaction while the Board solicits shareholder approval of the New Subadvisory Agreement. United Capital began subadvising the Fund pursuant to the Interim Subadvisory Agreement upon the close of the Transaction. The Interim Subadvisory Agreement is effective for 150 days from the date it goes into effect or until the New Subadvisory Agreement is approved, if sooner. The terms of the Interim Subadvisory Agreement are identical in all material respects to the Current Subadvisory

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Agreement except that (i) the date of its execution and effectiveness are changed; (ii) the period for notice of termination is shorter; (iii) United Capital replaces AssetOne as subadviser; and (iv) the fees earned by United Capital under the Interim Subadvisory Agreement will be held in a separate escrow account pending shareholder approval of the New Subadvisory Agreement. Upon approval of the New Subadvisory Agreement by the Fund’s shareholders, the escrowed management fees will be paid to United Capital. If a majority of the Fund’s shareholders do not approve the New Agreement, then United Capital is paid the lesser of (i) its costs, plus interest, incurred in managing the Fund under the Interim Subadvisory Agreement, or (ii) the total amount in the escrow account.

The New Subadvisory Agreement is similar to the Current Subadvisory Agreement, except that: (i) the date of its execution, effectiveness, and termination are changed and (ii) the New Subadvisory Agreement names United Capital rather than AssetOne as the Fund’s investment subadviser. The effective date of the New Subadvisory Agreement will be the date shareholders of the Fund approve the New Subadvisory Agreement.

Section 15(f) of the 1940 Act

The parties to the Transaction intend to rely on Section 15(f) of the 1940 Act, which provides a non-exclusive safe harbor whereby an investment adviser (such as AssetOne) to an investment company (such as the Funds) may receive payment or benefit in connection with the sale of an interest in the investment adviser if two conditions are satisfied. The first condition is that during the three-year period following the Transaction, at least 75% of the investment company’s board must not be “interested persons” (as defined in the 1940 Act) of the investment adviser or its predecessor. The Board currently meets this requirement as all of the Trustees are independent and will continue to do so for the periods required. Second, no “unfair burden” can be imposed on the investment company as a result of the Transaction. An “unfair burden” includes: any arrangement during the two-year period after the Transaction where the investment adviser (or predecessor or successor adviser), or any of its “interested persons” (as defined in the 1940 Act), receive or is entitled to receive any compensation, directly or indirectly, (i) from any person in connection with the purchase or sale of securities or other property to, from or on behalf of the investment company (other than bona fide ordinary compensation as principal underwriter for the investment company), or (ii) from the investment company or its shareholders (other than fees for bona fide investment advisory or other services). The Board determined that there was no “unfair burden” imposed as a result of the Transaction, and the Trust will ensure that this condition will continue to be satisfied for the required time period.

The Subadvisory Agreements

Both the New Subadvisory Agreement and the Current Subadvisory Agreement (collectively, the “Subadvisory Agreements”) provide that the respective subadviser will manage and provide investment advisory services to the portion of the Fund’s assets allocated to the subadviser (“Subadviser Assets”). Under the Subadvisory Agreements, the subadviser is responsible for monitoring on a continuous basis the performance of the Subadviser Assets and conducting a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Subadviser Assets. Under the terms of the Current Subadvisory Agreement, AssetOne is entitled to receive a subadvisory fee equal to 0.50% of the Fund's average daily net assets up to $100 million and 0.60% of the Fund’s average daily net assets over $100 million. United Capital is entitled to receive the same level of compensation under the New Subadvisory Agreement.

The New Subadvisory Agreement, like the Current Subadvisory Agreement, provides that it will continue in effect for an initial period of two years, and from year to year thereafter, only so long as its continuance is approved at least annually by (i) the Board or (ii) a vote of a majority of the outstanding

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voting securities of the Fund, provided that in either event continuance is also approved by a majority of the Independent Trustees, by a vote cast in person at a meeting called for the purpose of voting such approval. Each Subadvisory Agreement provides for its automatic termination in the event of its assignment, and each is terminable on 60 days’ notice by the Board. Additionally, the Subadvisory Agreements may each be terminated by the respective subadviser on 60 days’ notice to the Fund. The New Subadvisory Agreement, like the Current Subadvisory Agreement, provides that the subadviser shall not be subject to any liability in connection with the performance of its services thereunder in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties.

The Board most recently approved the Current Subadvisory Agreement at a meeting of the Board held on February 25-26, 2015. The Current Subadvisory Agreement was executed on March 25, 2015 and became effective on May 8, 2015.

If the New Subadvisory Agreement between Ascendant and United Capital is not approved by the Fund’s shareholders, the Board and Ascendant will consider other options, including a new or modified request for shareholder approval of the New Subadvisory Agreement.

The New Subadvisory Agreement is attached as Exhibit A. You should read the New Subadvisory Agreement. The description of the New Subadvisory Agreement included in this Proxy Statement is only a summary of the New Subadvisory Agreement

Information Concerning United Capital

United Capital is a Delaware limited liability company located at 620 Newport Center Drive, Newport Beach, California 92660. United Capital is a wholly-owned subsidiary of United Capital Financial Partners, Inc. The names, addresses, and principal occupations of the directors, principal executive officers and controlling shareholders of United Capital as of the date of this Proxy Statement are set forth below:

Name and Address*:	Principal Occupation:
Joseph Duran	Director and Chief Executive Officer
Gary Roth	Director and Executive Vice President
Michael Herman	Chief Compliance Officer
Michael Capelle	Director and Senior Vice President
David Hallman	Senior Vice President
Jon Frojen	Chief Financial Officer and Treasurer
Jorge Bernal	Chief Operating Officer
Kris Cheh Beck	Chief Legal Officer and Corporate Secretary
United Capital Financial Partners, Inc.	Sole shareholder

*The address of each director and principal executive officer listed is c/o United Capital Financial Advisers, LLC, 620 Newport Center Drive, Newport Beach, California 92660.

During the fiscal year ended September 30, 2016, Ascendant received investment advisory fees in the amount of $[ ]. During the fiscal year ended September 30, 2016, AssetOne received investment sub-advisory fees in the amount of $[ ].

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Evaluation by the Board of Trustees

At the Board Meeting, the Trustees considered the approval of the New Subadvisory Agreement. The Trustees were assisted by independent legal counsel and fund counsel throughout the agreement review process. The Trustees relied upon the advice of independent legal counsel and fund counsel, and their own business judgment in determining the material factors to be considered in evaluating the New Subadvisory Agreement and the weight to be given to each such factor. The conclusions reached by the Trustees were based on a comprehensive evaluation of all of the information provided and were not the result of any one factor. Moreover, each Trustee may have afforded different weight to the various factors in reaching his conclusions with respect to the New Subadvisory Agreement.

[Nature, Extent and Quality of Service. The Trustees noted that United Capital was founded in 2005, was a national financial services firm with approximately $17.4 billion in assets under management, and provided an array of wealth management advisory services to individuals, corporations, and family offices. They noted that it was anticipated that United Capital would purchase the assets of Asset One, the current sub-adviser to Ascendant Tactical Yield Fund, and that the Fund’s current portfolio management team would move to United Capital after the transaction was complete. The Trustees reviewed the background information of the key investment personnel responsible for sub-advising the Fund, and considered their education and diverse financial industry experience. They also noted that an industry experienced CCO from United Capital would be taking over responsibility of Fund compliance. They observed that the investment process would remain unchanged. The Trustees considered that the approach to risk management used for the Fund will not change as a result of the transaction and may be enhanced due to additional resources that would be available with United Capital. The Trustees considered the sub-adviser’s process for monitoring compliance with the Fund’s investment limitations. The Trustees noted that the adviser had expressed satisfaction with the sub-adviser’s services, and they concluded that the transaction was not likely to have any adverse effect on the services provided to the Fund. The Board concluded that United Capital should provide quality service to the Fund, adviser and shareholders.

Performance. The Trustees considered the Fund’s primary objective of capital preservation. They noted that since inception, the Fund had a favorable standard deviation and risk score, but it has lagged in rate of return compared to the peer group median and benchmark index. They reasoned that this performance had also resulted in the Fund’s achievement of a relatively adverse Sharpe ratio over that period. They also noted that over the 1-year period, the Fund’s standard deviation and risk score remained favorable while the rate of return and Sharpe ratio improved. They observed that over the 1-year period, the Fund outperformed the benchmark and slightly underperformed the Morningstar category and peer group medians. After discussion and consideration of the Fund’s recently improved performance, the Trustees concluded that the sub-adviser’s performance was satisfactory.

Fees and Expenses. The Trustees considered that the sub-adviser would receive an annual fee of 0.50% on assets up to $100 million, and a fee of 0.60% on assets above $100 million, the same fee paid to the current sub-adviser. They noted that the fee was substantially lower than the average fee charged by the sub-adviser to the separately managed account it managed with a similar strategy. After further discussion, the Trustees concluded that the proposed sub-advisory fee was reasonable.

Economies of Scale. The Trustees considered whether the sub-adviser will experience economies of scale with respect to the managing of the Fund. The Trustees agreed that this was primarily an adviser level issue and should be considered with respect to the overall advisory contract, taking into consideration the impact of the sub-advisory expense. After discussion, it was the consensus of the Trustees that a lack of breakpoints was acceptable and the shareholders would benefit from lower overall expenses as the Fund grows.

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Profitability. The Trustees considered the historical profits of Asset One, as well as the anticipated profits to be realized by United Capital in connection with its relationship with the Fund and whether the amount of profit is a fair entrepreneurial profit with respect to the sub-advisory services to be provided to the Fund. The Trustees noted that Asset One earned a modest profit over the past year, and that United Capital estimates realizing reasonable profits during first two years of the United Capital’s engagement. The Trustees considered the quality of services anticipated to be provided by United Capital, and they concluded the anticipated level of profit was not excessive.

Conclusion. Having requested and received such information from the sub-adviser as the Trustees believed to be reasonably necessary to evaluate the terms of the sub-advisory agreement, and as assisted by the advice of counsel, the Trustees concluded that the fee structure was reasonable and that approval of the sub-advisory agreement was in the best interests of the shareholders of Ascendant Tactical Yield Fund.]

The Board, including the Independent Trustees, recommends that shareholders of the Fund vote “FOR” approval of the New Subadvisory Agreement.

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OTHER INFORMATION

OPERATION OF THE FUND

The Fund is a diversified series of Northern Lights Fund Trust, an open-end investment management company organized as a Delaware statutory trust and formed by an Agreement and Declaration of Trust on January 19, 2005. The Trust’s principal executive offices are located at 17605 Wright Street, Suite 2, Omaha, Nebraska 68130. The Board supervises the business activities of the Fund. Like other mutual funds, the Fund retain various organizations to perform specialized services. The Fund currently retains Ascendant as investment adviser and AssetOne as subadviser. Northern Lights Distributors, LLC, located at 17605 Wright Street, Suite 2, Omaha, Nebraska 68130, serves as principal underwriter and distributor of the Fund. Gemini Fund Services, LLC, with principal offices located at 17605 Wright Street, Suite 2, Omaha, Nebraska 68130 provides the Fund with transfer agent, accounting, compliance, and administrative services.

THE PROXY

The Board solicits proxies so that each shareholder has the opportunity to vote on the proposal to be considered at the Meeting. A proxy for voting your shares at the Meeting is enclosed. The shares represented by each valid proxy received in time will be voted at the Meeting as specified. If no specification is made, the shares represented by a duly executed proxy will be voted for approval of the proposed New Agreement and at the discretion of the holders of the proxy on any other matter that may come before the Meeting that the Trust did not have notice of a reasonable time prior to the mailing of this Proxy Statement. You may revoke your proxy at any time before it is exercised by (i) submitting a duly executed proxy bearing a later date, (ii) submitting a written notice to the President of the Trust revoking the proxy, or (iii) attending and voting in person at the Meeting.

VOTING SECURITIES AND VOTING

As of the Record Date, there were [ ] issued and outstanding shares of beneficial interest of the Fund.

All shareholders of record of the Fund on the Record Date are entitled to vote at the Meeting on Proposal I. Each shareholder is entitled to one (1) vote per share held, and fractional votes for fractional shares held, on any matter submitted to a vote at the Meeting.

An affirmative vote of the holders of a majority of the outstanding shares of the Fund is required for the approval of Proposal I. As defined in the 1940 Act, a vote of the holders of a majority of the outstanding shares of the Fund means the vote of (i) 67% or more of the voting shares of the Fund present at the Meeting, if the holders of more than 50% of the outstanding shares of the Fund are present in person or represented by proxy, or (ii) more than 50% of the outstanding voting shares of the Fund, whichever is less.

Broker non-votes and abstentions will be considered present for purposes of determining the existence of a quorum and the number of shares of the Fund represented at the Meeting, but they are not affirmative votes for any proposal. As a result, with respect to approval of the Proposal I, non-votes and abstentions will have the same effect as a vote against the proposal because the required vote is a percentage of the shares present or outstanding.

Security Ownership of Management AND Certain Beneficial Owners

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To the best knowledge of the Trust, there were no Trustees or officers of the Trust who were the beneficial owners of more than 5% of the outstanding shares of the Fund on the Record Date.

As of the Record Date, the following shareholders of record owned 5% or more of each class of the outstanding shares of the Fund:

Name & Address Shares Percentage of Share Class

Class A Shares

Class C Shares

Class I Shares

Shareholders owning more than 25% of the shares of the Fund are considered to “control” the Fund, as that term is defined under the 1940 Act. Persons controlling the Fund can determine the outcome of any proposal submitted to the shareholders for approval.

As a group, the Trustees and officers of the Trust owned less than 1% of the outstanding shares of the Fund as of the Record Date.

SHAREHOLDER PROPOSALS

The Trust has not received any shareholder proposals to be considered for presentation at the Meeting. Under the proxy rules of the SEC, shareholder proposals may, under certain conditions, be included in the Trust’s Proxy Statement and proxy for a particular meeting. Under these rules, proposals submitted for inclusion in the Trust’s proxy materials must be received by the Trust within a reasonable time before the solicitation is made. The fact that the Trust receives a shareholder proposal in a timely manner does not ensure its inclusion in its proxy materials, because there are other requirements in the proxy rules relating to such inclusion. You should be aware that annual meetings of shareholders are not required as long as there is no particular requirement under the 1940 Act, which must be met by convening such a shareholder meeting. Any shareholder proposal should be sent to Kevin Wolf, Treasurer, Northern Lights Fund Trust, 80 Arkay Drive, Suite 110, Hauppauge, NY 11788. Shareholder proposals may also be raised from the floor at the Meeting without prior notice to the Trust.

COST OF SOLICITATION

The Board of Trustees is making this solicitation of proxies. The Trust has engaged AST Fund Solutions, a proxy solicitation firm (the “Proxy Solicitor”), to assist in the solicitation. The estimated fees anticipated to be paid to the Proxy Solicitor are approximately $[ ]. The cost of preparing and mailing this Proxy Statement, the accompanying Notice of Special Meeting and proxy and any additional materials relating to the Meeting and the cost of soliciting proxies will be borne by United Capital. In addition to solicitation by mail, the Trust will request the insurance companies, banks, brokers and other custodial nominees and fiduciaries, to supply proxy materials to the respective beneficial owners of shares of the Fund of whom they have knowledge, and United Capital will reimburse them for their expenses in so doing. Certain officers, employees and agents of the Trust, Ascendant, AssetOne and United Capital may solicit

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proxies in person or by telephone, facsimile transmission, or mail, for which they will not receive any special compensation.

OTHER MATTERS

The Board knows of no other matters to be presented at the Meeting other than as set forth above. If any other matters properly come before the Meeting that the Trust did not have notice of a reasonable time prior to the mailing of this Proxy Statement, the holders of the proxy will vote the shares represented by the proxy on such matters in accordance with their best judgment, and discretionary authority to do so is included in the proxy.

PROXY DELIVERY

If you and another shareholder share the same address, the Trust may only send one Proxy Statement unless you or the other shareholder(s) request otherwise. Call or write to the Trust if you wish to receive a separate copy of the Proxy Statement, and the Trust will promptly mail a copy to you. You may also call or write to the Trust if you wish to receive a separate proxy in the future or if you are receiving multiple copies now and wish to receive a single copy in the future. For such requests, call the Trust at 1-631-470-2600, or write the Trust at 80 Arkay Drive, Suite 110, Hauppauge, NY 11788.

Important Notice Regarding the Availability of Proxy materials for the Shareholder Meeting to be Held on [ ], 2017

A copy of the Notice of Shareholder Meeting, the Proxy Statement, and Proxy Card are available at proxyonline.com/docs/[ ].pdf.

BY ORDER OF THE BOARD OF TRUSTEES

Kevin Wolf, Treasurer

Dated: [ ], 2017

If you have any questions before you vote, please call our proxy information line at [ ]. Representatives are available Monday through Friday 9 a.m. to 10 p.m., Eastern Time to answer your questions about the proxy material or about how to how to cast your vote. You may also receive a telephone call reminding you to vote your shares. Thank you for your participation in this important initiative.

Please date and sign the enclosed proxy and return it promptly in the enclosed reply envelope, fax YOUR PROXY CARD to THE NUMBER LISTED ON YOUR PROXY CARD.

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Exhibit A

INVESTMENT SUBADVISORY AGREEMENT

between

ASCENDANT ADVISORS, LLC

and

UNITED CAPITAL FINANCIAL ADVISERS, LLC

[TO BE PROVIDED]